Item 77H - Government & Agency Securities
Portfolio (a series of Cash Account Trust)
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owned more
than 25% of the series based on the records of the
series.
As of July 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Government
& Agency
Securities
Portfolio
KNOTFLOAT &
CO
C/O STATE
STREET BANK
BOSTON MA
02206-5496
30.32%

As of July 2, 2014:
No investor beneficially owned 25% or more of Government & Agency Securities Portfolio as of
July 2, 2014.